Exhibit (g)(19)

SEVENTH AMENDMENT

TO CUSTODIAN AGREEMENT

This Seventh Amendment to the Custodian Agreement (the “Agreement”) dated December 16, 2013 between Financial Investors Trust (the “Trust”), a management investment company organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940, on behalf of each series listed on Schedule I attached thereto (the “Fund”), and Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or the “Custodian”), previously amended on June 4, 2015, April 15, 2016, May 18, 2016, March 14, 2017, September 12, 2019, and December 23, 2019, is hereby made as of February 9, 2021.

WHEREAS, the Trust and the Custodian are parties to the Agreement as in effect on the date hereof; and

WHEREAS, the Trust and the Custodian have agreed to add an additional series (each, a Fund) to the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

I.	Update to relevant provisions

The following provisions in the Agreement are amended as follows:

1.	AML/Sanctions Related Provisions

a.	Clauses 2.7 and 2.8 are deleted in their entirety and replaced with the clauses below:

“2.5 The Fund represents and warrants that it is not resident in or organized under the laws of any country with which transactions or dealings are prohibited under a Sanctions Regime. The Fund further warrants that it is not owned or controlled by: (i) the government of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) a person or entity resident in or organized under the laws of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; or (iii) any person or entity on the List of Specially Designated Nationals and Blocked Persons published by OFAC or any comparable Sanctions Regime lists.

2.5.1 The Fund represents and warrants that either the Fund or its service providers conduct ongoing screening of the Fund’s investors and their transactional activity against lists promulgated by a Sanctions Regime, as such lists are amended from time to time.

2.5.2 The Fund represents and warrants that it has implemented adequate risk management, control and compliance procedures and systems to ensure that it will not instruct or otherwise cause Custodian to hold any assets in custody that would violate a Sanctions Regime. The Fund further represents it will not invest in, engage in, or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including any transaction or dealing involving: (i) any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) any person or entity subject to any Sanctions Regime; or (iii) any assets owned or controlled by a person or entity that is subject to any Sanctions Regime (collectively, “Sanctioned Property”). The Fund further represents and warrants that it will promptly notify the Custodian in writing if either it or any of its underlying investors whose assets are held by the Custodian becomes subject to a Sanctions Regime or holds assets that subsequently became Sanctioned Property.

2.6 The Fund represents and warrants that it has developed and implemented an anti-money laundering (“AML”) program (“AML Program”) that is designed to comply with all applicable AML and terrorist financing laws and regulations, including but not limited to: the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the rules and guidance of any applicable self-regulatory organization (collectively, “applicable AML laws”). The Fund represents and warrants that its AML Program, or the AML Programs of its service providers, include a written Customer Identification Program (“CIP”) that identifies and verifies the Fund’s investors, including beneficial owners, as required by applicable AML laws. The Fund further represents and warrants that its AML Program, or the AML Programs of its service providers, include policies, procedures and controls designed to ensure that: (i) none of the Fund’s investors are prohibited banks that fail to maintain a physical presence in any country (a “Shell Bank”); (ii) enhanced due diligence is conducted on investors identified as Politically Exposed Persons, which includes ascertaining source of wealth for such investors; (iii) ongoing monitoring is conducted to identify and report suspicious activity; and (iv) the Fund or its service providers create and maintain all records and documentation required by applicable AML laws, including identification and verification records of the Fund’s investors.

2.6.1       The Fund acknowledges that the Custodian is obligated under applicable US AML Laws to obtain, verify and record identifying information about its customers prior to opening an account.

2.6.2       The Fund represents and warrants that upon request, it will provide the Custodian with information that the Custodian requires to comply with applicable AML Laws and Sanctions Regimes.

2.6.3       The Fund further represents and warrants that it will not instruct or otherwise cause Custodian to hold any assets in custody or engage in or facilitate any transaction that would cause Custodian to violate any applicable AML laws.

2.7 The Fund represents and warrants that it will promptly notify the Custodian in writing if any of the above representations cease to be true.”

b.	The references to “Sanctions Risk” in clause 9.1.4 of the Agreement be changed to “AML and Sanctions Risk”.

2.	FX Terms and Conditions Related Provisions

a.	Electronic and Online Services Schedule of the Agreement is deleted.

b.	Clause 7.4.2 is deleted in its entirety and replaced with the clause below:

“7.4.2 Foreign Exchange with the Custodian as Principal. The Custodian may enter into foreign exchange transactions with the Trust on behalf of the Fund. If a foreign exchange transaction with the Custodian as principal is initiated by Instruction and the parties have not otherwise entered into an agreement specific to such transaction(s), the transaction will be performed and subject to the FX Terms and Conditions (available at: http://www.bbh.com/fxtermsandconditions) incorporated into the BBH Online Terms and Conditions ( the "FX Terms and Conditions"), which terms may be updated from time to time in accordance with the procedures set forth in the BBH Online Terms and Conditions. Foreign exchange transactions that occur or are placed on or after the effective date of such updates, as stated in the applicable notice, shall be governed by the FX Terms and Conditions, as so modified. The Fund represents and warrants, each and every time an Instruction to execute a foreign exchange transaction with the Custodian as principal is initiated, that it is an eligible contract participant, as that term is used under the Commodity Exchange Act and the regulations thereunder, as amended from time to time.”

c.	Definition of Electronic and Online Services Schedule in Clause 13.10 be deleted in its entirety.

d.	References to Electronic and Online Services Schedule in Clauses 4.2, 6.11, 6.12 and clause 2 of the Funds Transfer Services Schedule be replaced with “BBH Online Terms and Conditions (as defined in Section 12.13)”.

e.	Clause 12.13 be deleted in its entirety and replaced with the clause below:

“12.13 BBH Online Terms and Conditions. Use of the BBH WorldView® portal, any future release thereof or successor thereto (the “Portal”), and the products and services available through the Portal (the “Online Services”) are subject to additional terms and conditions, which are available at: bbh.com/onlineterms, as such may be updated from time to time (the “BBH Online Terms and Conditions”) and which are incorporated herein by reference. Without limiting any provision of this Agreement or the BBH Online Terms and Conditions, the Fund is responsible for all use of the Online Services by its authorized users (including employees, officers, directors, agents, consultants, contractors and any third parties given access to the Online Services by or on behalf of the Fund), and for ensuring that all such persons comply with the BBH Online Terms and Conditions. BBH&Co. will inform the Fund of any updates to the BBH Online Terms and Conditions in accordance with the procedures set forth therein.”

3.	Force Majeure Provision

Clause 9.1.1 be deleted in its entirety and be replaced with the clause below:

“9.1.1 Force Majeure. Force Majeure shall mean (a) any circumstance or event which is beyond the reasonable control of the Custodian, a Subcustodian or any agent of the Custodian or a Subcustodian and which adversely affects the performance by the Custodian of its obligations hereunder, by the Subcustodian of its obligations under its subcustody agreement or by any other Agent of the Custodian or the Subcustodian, regardless of whether such circumstance or event is foreseeable or is of a nature or type described elsewhere in this Section 9.1.1, and (b) any circumstance or event arising out of or involving (i) an act of God, (ii) accident, earthquake, fire, water or wind damage or explosion, (iii) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium that is either unforeseeable or beyond the reasonable control of the Custodian, (iv) any interruption of the power supply or other utility service that is either unforeseeable or beyond the reasonable control of the Custodian, (v) any strike or other work stoppage, whether partial or total, (vi) any epidemic, pandemic, public health emergency or outbreak (including but not limited to COVID-19), or any corporate or governmental order or requirement relating thereto; (vii) any delay or disruption resulting from or reflecting the occurrence of any Country, AML and Sanctions or Sovereign Risk, (viii) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Country, AML and Sanctions or Sovereign Risk, or (ix) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Country, AML and Sanctions or Sovereign Risk.”

4.	The US Money Market Fund Investments Schedule attached is inserted at the end of the Agreement.

II.	Amendment to Schedule I

Schedule I attached to the Agreement is hereby deleted in its entirety and replaced with the attached revised Schedule I to reflect the addition of the following series as an additional Fund to the Agreement:

ALPS/Kotak India Growth Fund

III.	Miscellaneous

1.       As amended and appended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.       Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

3.       By signing below where indicated, each of the Custodian and the Trust (on behalf of itself and each Fund, including the additional Fund added to the Agreement via this Amendment) hereby ratifies and affirms each of the representations and warranties set forth in the Agreement and confirms that each representation and warranty remains true and correct as of the date hereof.

4.       This Amendment, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or current understandings and agreements, whether written or oral.

BROWN BROTHERS HARRIMAN & CO.	FINANCIAL INVESTORS TRUST

By:/s/ Elizabeth E. Prickett	By:/s/ Bradley J. Swenson

Name:Elizabeth E. Prickett	Name: Bradley J. Swenson

Title: Managing Director	Title: President

SCHEDULE 1

to

the Custodian Agreement dated December 16, 2013

between

Financial Investors Trust on behalf of each series listed on this Schedule I

and

Brown Brothers Harriman & Co.

Effective Date of this Schedule: February 9, 2021

ALPS/Kotak India Growth Fund

Grandeur Peak Global Opportunities Fund

Grandeur Peak International Opportunities Fund

Grandeur Peak Global Reach Fund

Grandeur Peak Emerging Markets Opportunities Fund

Grandeur Peak Global Stalwarts Fund

Grandeur Peak International Stalwarts Fund

Grandeur Peak Global Micro Cap Fund

Grandeur Peak Global Contrarian Fund

Grandeur Peak US Stalwarts Fund

Seafarer Overseas Value Fund

Seafarer Overseas Growth and Income Fund

Rondure New World Fund

Rondure Overseas Fund

US MONEY MARKET FUND INVESTMENTS SCHEDULE TO CUSTODIAN AGREEMENT

TERMS & CONDITIONS

FOR PROCESSING ORDERS IN U.S. MONEY MARKET FUNDS (“US MMF T&C”)

This US MMF T&C supplements the Custodian Agreement between Financial Investors Trust, on behalf of each series listed on Schedule I to the Custodian Agreement, (“Client”) and Brown Brothers Harriman & Co. (“BBH”) dated December 16, 2013, as amended from time to time (the “Custodian Agreement”), and provides terms and conditions related to Instructions to BBH thereunder to process orders in and custody shares of U.S. registered investment companies that hold themselves out as money market funds (“MMFs”), if any. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Custodian Agreement.

US MMFs are subject to various requirements under Rule 2a-7 under the Investment Company Act of 1940 (the “1940 Act”), as adopted by the Securities and Exchange Commission on July 23, 2014 (as further amended from time-to-time, “Rule 2a-7”).

The MMFs will disclose in their prospectus and statement of additional information, as amended from time to time, that the MMFs are subject to certain limitations and restrictions pursuant to amendments to Rule 2a-7, including provisions relating to the calculation of net asset values (“NAVs”), imposition of liquidity fees on redemptions (“liquidity fees”) or the temporary suspension of redemptions (a “redemption gate”), and shareholder eligibility requirements.

If Client provides BBH with an Instruction to process orders for transactions in MMFs and/or requires BBH to service shares of MMFs, Client shall assist and cooperate with BBH, the MMFs and the MMFs’ agents to comply with Rule 2a-7. Without limitation on the foregoing, fund order processing and custody of shares of MMFs are subject to the following additional terms and conditions.

1)	Orders in MMFs.

a)	Any Instruction by the Client to purchase any MMF shall be based on the gross dollar amount of the value of shares to be purchased.

b)	Any Instruction by the Client for subscriptions, exchanges or redemption orders in any MMF shall be made gross and shall not net any subscription, exchange or redemption orders in any MMF, including any orders originating from underlying customers of the Client, if any.

2)	Liquidity Fees and Gates.

a)	Client (and not BBH) will be responsible for reviewing any disclosure on a MMF website providing notice to shareholders and prospective shareholders of liquidity of the MMF and when liquidity fees or redemption gates are imposed or lifted and Client agrees that BBH is not responsible for notifying the Client of the imposition by an MMF of any such event or re-confirming the Client’s intent to transact in a MMF when a liquidity fee or redemption gate is in effect.

b)	If a liquidity fee is implemented by a MMF, BBH will not be directly responsible for calculating or withholding the liquidity fee, but will apply any liquidity fee calculated and withheld by the MMF from any order as notified by the MMF or Distributor to BBH.

c)	If a redemption gate is implemented by a MMF, Client acknowledges and agrees that any redemption or exchange orders in the MMF made by Client while the redemption gate is in effect may be rejected by the MMF, and that BBH is responsible for rejecting only those orders that BBH has been notified have been rejected by the MMF or its agents. Client shall endeavor not to instruct BBH to place an order for a redemption in a MMF when a redemption gate is in effect for such MMF.

3)	Retail MMFs.

BBH does not support and is not responsible for the order processing, purchase, exchange, redemption, settlement, custody or other servicing of shares of Retail MMFs (as defined in Rule 2a-7(a)(25)). Client shall establish policies, procedures and internal controls reasonably designed to ensure that it does not, and shall not, submit any request or other instruction to BBH to purchase or exchange shares of a Retail MMF.

4)	No Agency.

With respect to orders in a MMF:

a)	BBH generally elects not serve as the MMF’s dealer, agent, or designee for purposes of Rule 22c-1 under the 1940 Act in connection with the receipt of orders;

b)	Accordingly, the MMF will apply a NAV calculation based on the time that the MMF accepts the order in good form from BBH, and not the time the Client instructs BBH to process the order; and

c)	Neither BBH nor the MMF or its distributor is responsible for any losses arising from orders accepted by BBH before, but received and accepted by the MMF after, a NAV calculation time, or imposition of a liquidity fee or redemption gate.

Any order for shares in a MMF placed and held in custody by BBH will be made in reliance upon the terms hereof.

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